Exhibit 99.1
Contact:
Red Lion Hotels Corporation
Anthony Dombrowik, S.V.P., CFO
(509) 459-6100
Red Lion Hotels Expands Board of Directors;
Appoints Melvin L. Keating to Board
SPOKANE, WA, July 21, 2010 — Red Lion Hotels Corporation (NYSE: RLH) today announced that its Board of Directors voted to expand its membership from seven to eight directors and appointed Melvin L. Keating, age 63, to fill the new director position. In accordance with the company’s bylaws, Mr. Keating was appointed to serve until the company’s next annual meeting of shareholders.
Mr. Keating has spent a large part of his career working as a senior executive in the commercial real estate development industry, and was involved in major projects such as the development of the World Financial Center in New York and Canary Wharf in London. While with Warburg Pincus Equity Partners for seven years, Mr. Keating oversaw numerous strategic real estate-related transactions, including the creation and capitalization of a public Real Estate Investment Trust for which he served as a director. Mr. Keating has served as both a Chief Executive Officer and a Chief Financial Officer of publicly-held companies and has served on the boards of directors of numerous privately and publicly-held companies, many involved with commercial real estate. He currently serves on the Boards of Directors of two other publicly-held companies, InfoLogix, Inc. (NASDAQ: IFLG) and Bitstream, Inc. (NASDAQ: BITS).
“We were delighted with the opportunity to add Mel Keating to Red Lion’s Board of Directors,” said Donald K. Barbieri, Chairman of the Board of Red Lion Hotels Corporation. “His many ties to the financial markets, his executive experience and his deep understanding of the development, financing and management of commercial real estate will make him an excellent addition to our Board of Directors. Mel also brings to Red Lion outstanding experience as both a chief executive and a public company director. I look forward to working with Mel and know he will add a great new perspective to the strategic oversight of our company and high energy to our ongoing efforts to increase shareholder value.”

About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale, full, select and limited service hotels under its Red Lion® brand. As of March 31, 2010, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,671 rooms and 431,244 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.